Articles of Incorporation

of

Coffee Pacifica, Inc.

KNOW ALL MEN BY THESE PRESENTS:

That I, the undersigned, for the purpose of association to establish a corporation for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Nevada, do make, record and file these Articles of Incorporation in writing.

AND I DO HEREBY CERTIFY:

Article One: The name of this Corporation is:

Coffee Pacifica, Inc.

Article Two: The principal office in the State of Nevada is to be located at:

777 N. Rainbow Blvd., Suite 390

Las Vegas, NV 89107

The Resident agent for this Corporation shall be:

Chapman & Flanagan, Ltd., 777 N. Rainbow Blvd., Suite 390, Las Vegas, NV 89107. This Corporation may also maintain an office or offices at such other places within or outside the State of Nevada, as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held outside the State of Nevada, the same as in the State of Nevada.

Article Three: This Corporation may engage in any lawful activity.

Article Four: This Corporation is authorized to issue only one class of shares of stock, the total number of which is 75,000,000 shares, each with par value of $0.001. Such stock may be issued by this Corporation form time to time by the Board of Directors thereof. The shares of stock shall be designated "Common Stock" and the holders thereof shall be entitled to one (1) vote for each share held by them.

Article Five: No Director or Officer of this Corporation shall be liable to this Corporation or its stock holders for any breach of fiduciary duty as Officer or Director of this Corporation. This provision shall not affect liability for acts or omissions which involve intentional misconduct, fraud, a knowing violation or law, or the payment of dividends in violation of NRS 78.300.

All expenses incurred by Officers or Directors in defending a civil or criminal action, suit, or proceeding, must be paid by this Corporation as they are incurred in advance of a final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction, that he or she did not act in good faith, and in the manner he or she reasonably believed to be or not opposed to the bets interests of this Corporation.

The members of the governing Board shall be styled Directors, and the number of Directors shall not be less than one (1) pursuant to the terms of NRS 78.115. The names and addresses of the first Board of Directors, which shall consist of three (3) members are:

Shailen Singh                     10460 Leonard Rd.

                                         Richmond, B.C. V7A 2N5

Brooks Farrell                     Suite 201-133 East 8th Ave.

                                            Vancouver, BC V5T 1R8

V.S. Jon Yogiyo                 P.O. Box 137, Goroka, Ehp., 441

Papua New Guinea

The number of Directors of this Corporation may from time to time be increased or decreased as set forth hereinabove by an amendment to the By-Laws in that regard, and without the necessity of amending these Articles of Incorporation.

The name and address of incorporator is:

Daniel G. Chapman                     777 N. Rainbow Blvd., Suite 390

Las Vegas, NV 89107

Article Six: The capital stock of this Corporation, after the amount of the subscription price has been paid in cash or in kind, shall be and remain non-assessable and shall not be subject to assessment to pay debts of this Corporation.

Article Seven: This Corporation shall have perpetual existence.

Article Eight: No holder of any shares of this Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of this Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

Article Nine: This Corporation shall not be governed by the provisions of NRS 78.411 to 78,444, inclusive.

Executed this 21st Day of December, 2001.

/s/ Daniel G. Chapman

Daniel G. Chapman, Incorporator

State of Nevada    }

                            } ss.

County of Clark   }

On this 21st day of December, 2001, personally appeared before me, a Notary Public in and for said County and State, Daniel G. Chapman, known to me personally, having been first duly sworn, deposes and says that he is the incorporator named in the foregoing Articles of Incorporation, and that he executed the same, and that the statements contained therein are true as he verily believes, and that he executed the instrument freely and voluntarily for the uses and purposes therein mentioned.

Witness my hand and official seal.

/s/ Sandy Maini

Notary Public